Exhibit 10.6

CONSULTING AND NON-COMPETITION AGREEMENT

Parties

This Consulting and Non-Competition Agreement (the “Agreement”) is by and between Rockland Trust Company, a Massachusetts-chartered trust company of 288 Union Street, Rockland, Massachusetts 02370 (the “Company”), and Maurice H. Sullivan, Jr. (the “Consultant”).

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

Terms And Conditions

1.                                      Services to be Rendered.  The Consultant will assist the Company by:  (1) assisting with the retention of customers and key employees; (2) becoming familiar with the Company’s capabilities and colleagues (e.g., Investment Management Group, Commercial, Business Banking, Cash Management, and Retail products) and introducing prospective customers to appropriate Company employees; (3) otherwise initiating referrals for Company business development officers and relationship managers; (4) visiting centers of influence to introduce and promote the Company; (5) working with the Company’s Marketing Department by assisting with programs that support the Company’s strategic goals and improve its visibility, and by suggesting cost-effective ways to promote the Company; (6) assisting with customer relationship management; (7) assisting, if requested, with relations with other banks and bankers; (8) assisting, if requested, with government relations and relations with federal and state officials; (9) serving as a community liaison to represent the Company at events and functions; and, (10) by undertaking such other duties and responsibilities as may be reasonably required.  To ensure that the Consultant will have experienced a “separation from service” (as defined in Treasury Regulation § 1.409A-1(h)) from Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank (collectively, the “Prior Service Recipients”), the Consultant shall not during the term of this Agreement provide services to the Company or its affiliates in excess of twenty percent of the average level of bona fide services the Consultant provided to the Prior Service Recipients during the thirty-six month period preceding the date of this Agreement.

2.                                      Consideration.  The Consultant agrees and acknowledges that the payment he will receive under Section 1.1 of the Settlement Agreement (as defined below) is good, valuable and sufficient consideration for the consulting services the Consultant is to render to the Company pursuant to Section 1 and the Executive’s obligations under Section 5.

3.                                      Term of Agreement.  This Agreement is executed on August 5, 2014 in conjunction with the Consultant’s simultaneous execution of a Settlement Agreement (the “Settlement Agreement”).  The term of this Agreement shall begin on the Effective Time of the transactions described in the Agreement and Plan of Merger dated as of August 5, 2014 and shall continue in effect until the third anniversary of that date unless earlier terminated in accordance with this Agreement.

4.                                      Termination of Consulting Services.  The Consultant may terminate his provision of services pursuant to Section 1 of this Agreement, at will, for any reason or for no reason, upon seven days prior written notice to the Company.  If the Consultant terminates the consulting arrangement described in Section 1 of this Agreement, the Company’s obligation to pay any further compensation for consulting services to the Consultant will cease.  The Consultant’s Confidentiality, Non-Competition, and Non-Solicitation obligations set forth below will survive any termination of the consulting arrangement under this Agreement.  The Company may terminate the Consultant’s services for cause, solely for any of the following reasons:  violation of the Consultant’s Confidentiality, Non-Competition, and Non-Solicitation obligations set forth below, for material nonperformance of consulting duties, or if the Consultant dies or becomes permanently disabled.  If the Company terminates the Consultant for cause, the Company’s obligation to pay any further compensation for consulting services to the Consultant will cease.  If the Company terminates the consulting arrangement under this Agreement without cause, the compensation due to the Consultant for consulting services for the remainder of the term shall become immediately due and payable.

5.                                      Confidentiality; Non-Competition; and Non-Solicitation.

(A)                               Confidentiality.  The Consultant acknowledges that he may have access to, become acquainted with, and obtain non-public financial information and knowledge relating to the business, financial condition, methods of operation and other aspects of the Company and its predecessors in interest, its parent, subsidiaries, and affiliates (collectively, “Affiliated Companies”) and their customers, employees and suppliers, some of which is confidential and proprietary (the “Proprietary Information”).  The Consultant also acknowledges that if he were to disclose the Proprietary Information to any person not related to the Affiliated Companies or use the Proprietary Information for his or any other person’s advantage that the Consultant could substantially detract from the value and business prospects of the Affiliated Companies.  Accordingly, the Consultant agrees that he will not disclose Proprietary Information to any person, other than directors, officers, employees, accountants, lawyers, consultants, advisors, agents, and representatives of, or other persons related to, the Affiliated Companies on a need to know basis in the course of carrying out his duties under this Agreement, except with the prior written approval of the Company, or except as may be required by law, or pursuant to a subpoena or other validly-issued administrative, regulatory or judicial process.  The Consultant’s confidentiality obligations shall survive the termination of this Agreement.

(B)                               Remedies.  The Consultant acknowledges and agrees:

(i)                                     that the provisions of this Section are reasonable and necessary for the protection of the Affiliated Companies, or their successors and assigns, and

(ii)                                  that the remedy at law for any breach by him of the provisions of this Section will be inadequate and, accordingly, the Consultant agrees that in the case of any such breach:

(a)                                 the Company, or its successors and assigns, shall be entitled to injunctive relief in addition to any other remedy it may have, and

(b)                                 the Consultant shall forfeit any future payments or benefits to which he might be entitled hereunder.

(iii)                               that in the event of a breach by the Consultant of his obligations under Section 5(C), the Consultant shall be obligated to repay to the Company the portion of the consideration paid under Section 2 that is in respect of his noncompetition covenant.

(C)                               Non-Competition.  For three years from the Effective Time the Consultant will not accept a Board of Director position with, become employed in any capacity by, or otherwise act in an advisory capacity to a financial institution which maintains its headquarters in or otherwise does business in the Commonwealth of Massachusetts.

(D)                               Non-Solicitation.  For three years from the Effective Time the Consultant will not for any reason:

(i)                                     Solicit, divert or take away, directly or indirectly, any Major Customer of the Affiliated Companies, or their successors and assigns.  As used herein, “Major Customer” shall mean any customer of the Affiliated Companies who has maintained an average deposit balance of at least $100,000 or who has maintained or obtained a credit facility of at least $100,000 from the Affiliated Companies; or

(ii)                                  Directly or indirectly induce or attempt to influence any employee of the Affiliated Companies, or their successors and assigns, to terminate his/her employment.

(E)                                Enforceability.  The covenants on the part of the Consultant contained in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of them.  This Section shall survive until the third anniversary of the Effective Time, even if this Agreement is terminated before such date.  The period, geographical area and the scope of the restrictions on the Consultant set forth herein are divisible so that if any provision of this Section is found to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

(F)                                 Jurisdiction.  The Consultant submits to the exclusive jurisdiction of the courts of Massachusetts and the Federal courts of the United States of America located in Massachusetts in respect to the interpretation and enforcement of the provisions of this Section, and waives as a defense in any action, suit or proceeding for the interpretation or enforcement of this Section, that the Consultant is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that the Consultant’s property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that venue is improper.

6.                                      No Other Limitation Upon Consultant’s Other Activities.  The Company acknowledges that, except as otherwise expressly prohibited by this Agreement, the Consultant may provide services to other companies, nonprofit organizations, persons, or any other entities.  The Company agrees that Consultant shall not be prevented from continuing to provide services to anyone who now or in the future may desire Consultant’s services, except as otherwise expressly prohibited by this Agreement.

7.                                      Materials Owned by Company.  Any compilation of data, work product, and other materials provided or obtained by the Consultant in rendering services under this Agreement shall be the property of the Company.

8.                                      Entire Agreement.  This Agreement, together with the Settlement Agreement, expresses the entire agreement between the Company and the Consultant regarding this matter.  This Agreement can only be modified with another written agreement signed by both the Company and the Consultant.  This Agreement shall be binding upon both the Company and the Consultant and their respective heirs, legal representatives, and successors in interest.

9.                                      Governing Law.  This agreement shall be interpreted according to the laws of the Commonwealth of Massachusetts.

10.                               Independent Contractor.  Both the Consultant and the Company agree that the relationship created by this agreement is intended to be that of independent contractor and not that of employee and employer.  The Consultant is a professional person and not an employee, or agent of the Company, for any purpose.  The Consultant is responsible for the payment of any taxes, including without limitation, all federal, state and location personal and business income taxes, sales and use taxes, other business taxes and license fees arising out of the activities of the Consultant.  The Consultant shall not be eligible for or entitled to any of the benefits to which employees of the Company may be entitled on the account of their employment, such as worker’s compensation, unemployment compensation, insurance, paid vacations, paid holidays, pension, profit sharing, Social Security, and other benefits that may be available.

[Signature page follows]

Signed as a Massachusetts instrument, under seal, as of August 5, 2014.

THE COMPANY:		THE CONSULTANT:

ROCKLAND TRUST COMPANY		MAURICE H. SULLIVAN, JR.

By:	/s/ Christopher Oddleifson	/s/ Maurice H. Sullivan, Jr.
Name:	Christopher Oddleifson	Name: Maurice H. Sullivan, Jr.
Title:	Chief Executive Officer and President

Its duly authorized representative